1940 Act File No. 811-6714


    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-1A

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   X

                                Amendment No. 11                          X
                       (Check appropriate box or boxes.)
                       ---------------------------------

                             THE BAIRD FUNDS, INC.
                             ----------------------
               (Exact name of Registrant as Specified in Charter)

   777 East Wisconsin Avenue
     Milwaukee, Wisconsin                                     53202
     ---------------------                                    ------
(Address of Principal Executive Offices)                    (Zip Code)

Registrant's Telephone Number, including Area Code:       (414) 765-3500
                                                         ---------------

                                Glen F. Hackmann
                       Robert W. Baird & Co. Incorporated
                           777 East Wisconsin Avenue

                           Milwaukee, Wisconsin 53202
                           --------------------------
                    (Name and Address of Agent for Service)

                                   Copies to:
                               Conrad G. Goodkind
                              Quarles & Brady LLP
                           411 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202

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     In Amendment No. 9 filed with the Commission on January 29, 1997, the
Registrant terminated its declaration filed pursuant to Rule 24f-2(a)(1) regarding the registration of an indefinite number of shares because the Registrant is closed to new investment and does not offer its securities for sale.


                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

GENERAL

     The Baird Adjustable Rate Income Fund (the "Fund") is closed to new investments and is not offering its securities for sale. The Registration Statement of which this Part A is a part is filed only under the Investment Company Act of 1940 (the "1940 Act") and not under the Securities Act of 1933. This Part A is, therefore, not a prospectus but includes the information required by the Securities and Exchange Commission. The date of this Part A is January 29, 1999.

INVESTMENT OBJECTIVE, POLICIES AND RISKS

     Pursuant to an agreement which became effective on January 13, 1995 (the "Agreement"), the investment objective of the Fund is to hold its existing portfolio securities to maturity or until such time as sales become available at prices consistent with the ability to liquidate securities at their respective "par" values, except to the extent sales of assets are required to meet redemptions. When a sale of portfolio securities is necessary to meet redemptions, the Fund will seek to select securities for disposition with the objective of minimizing the extent to which any such sale increases or decreases the average discount from par of the remaining assets of the Fund. The Fund also seeks to maximize return of capital to investors by making distributions of substantially all returns of capital and revenues (subject to the policy of retaining cash and cash equivalents in an amount not to exceed $5,000,000 or 10% of the Fund's net assets, whichever is less). Until a distribution is made, accumulated revenues, including returns of capital to the Fund will be held in cash or cash equivalents. The daily investment income of the Fund is declared as a dividend each day to shareholders of record and paid monthly.

     The investment objective and policies of the Fund may not be changed without the approval of 70% of all Settling Investors (as defined in the Agreement).

     The Fund invests exclusively in mortgage-backed securities and short-term investments. Currently, the Fund's investment in mortgage-backed securities consist of CMO Floaters (as described below) and its short-term investments consist of repurchase agreements (as described below)

     MORTGAGE-BACKED SECURITIES. Mortgage-backed securities are securities that represent a participation in, or are secured by and payable from, mortgage loans secured by real property. Mortgage-backed securities include guaranteed government agency mortgage-backed securities, which represent participation interests in pools of residential mortgage loans originated by U.S. governmental or private lenders and guaranteed, to the extent provided in such securities, by the U.S. Government or one of its agencies or instrumentalities. Guaranteed government agency mortgage-backed securities include those issued or guaranteed by the Government National Mortgage Association ("Ginnie Mae"), the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Certain of these guaranteed government agency mortgage-backed securities are backed only by the credit of the government agency or instrumentality and not by the full faith and credit of the U.S. Government.

     Collateralized mortgage obligations ("CMOs") are a form or mortgage-backed securities. CMOs are securities collateralized by mortgages or other mortgage-backed securities. In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of a CMO, often referred to as a "tranche," is issued at a specific fixed or floating coupon (or interest) rate and has a stated maturity or final distribution date. Because CMO tranches typically provide for the periodic payment of principal and are subject to principal prepayment, the actual duration of a CMO typically will be significantly less than the stated maturity or final distribution date. In addition, principal prepayments on the underlying collateral may cause CMOs to be retired substantially earlier than their stated maturities or final distribution dates. The principal of and interest on the underlying collateral may be allocated among the several classes of a CMO series in many different ways, some of which bear substantially more risk than others.

     Certain CMO tranches provide for the payment of floating rates of interest ("CMO Floaters"). As of December 31, 1998, approximately 90% of the Fund's net assets consisted of CMO Floaters issued by agencies or instrumentalities of the U.S. Government. The CMO Floaters in the Fund's portfolio as of December 31, 1998 all had coupon rates that reset monthly and had stated maturities or final distribution dates ranging from June 25, 2008 to May 25, 2023. The coupon rates on CMO Floaters reset periodically at a specified increment over or decrement under an index, such as COFI or 10 year CMT. COFI stands for Eleventh District Cost of Funds Index. These indexes are described in Part B/Statement of Additional Information.

     CMO Floaters typically are reissued with lifetime caps and floors on their coupon rates. Caps represent a ceiling beyond which the coupon rate on a CMO Floater may not be increased regardless of increases in the interest rate index with respect to which the CMO Floater's coupon rate is reset. Floors represent a floor below which the coupon rate on a CMO Floater may not be decreased regardless of decreases in the interest rate index with respect to which the CMO Floater's coupon rate is reset. As of December 31, 1998, the average dollar weighted coupon rate cap of the CMO Floaters in the Fund's portfolio was approximately 9.75% and the average dollar weighted current coupon rate on such securities was approximately 4.41%.

     As the coupon rates on CMO Floaters are reset periodically, the yield on the Fund's portfolio should gradually align to reflect changes in market interest rates subject to limitations imposed on coupon rate resets by security's stated coupon rate cap and floor. Accordingly, the Fund's net asset value should fluctuate in a response to changes in interest rates less dramatically than a fund that invests in long-term, fixed-rate debt securities. However, during periods of rising interest rates, changes in the coupon rate lag behind changes in the market rate, resulting in a lower value. If the formula rate (which is based on the prevailing rate of an index) for a CMO Floater exceeds the security's coupon rate cap, the coupon rate will be capped at a rate below prevailing market rates. This will likely result in a lower value until either changes in market interest rates cause the formula rate to fall below the cap or the duration of the security is sufficiently reduced. If the coupon rate on a CMO Floater is so capped, the value of the CMO Floater will react to further increases in interest rates in a manner similar to that of fixed rate securities of comparable duration. The value of a CMO Floater may also be adversely affected in anticipation of the possibility that the stated coupon rate cap will be reached. During periods of greater fluctuations in interest rates, the Fund's net asset value will fluctuate to a greater extent. During periods of declining interest rates, the coupon rates on CMO Floaters generally will readjust downward, resulting in lower yields to the Fund. Further, because of this feature, the values of CMO Floaters are unlikely to rise above their par values during periods of declining interest rates to the same extent as the values of non-callable fixed-rate instruments.

     Risks.  The yield characteristics of mortgage-backed securities differ from
     -----
traditional debt securities. Among the major differences are that interest and principal payments are made more frequently and that principal may be prepaid unexpectedly because the underlying mortgage loans generally may be prepaid at any time. As a result, for a security purchased at a premium, a prepayment rate that is faster than expected will reduce yield to maturity, while a prepayment rate that is slower than expected will have the opposite effect. Conversely, for securities purchased at a discount, faster than expected prepayments will increase, while slower than expected prepayments will reduce, yield to maturity.

     Prepayments on a pool of mortgage loans are influenced by various economic, geographic, social and other factors. Generally, however, prepayments on fixed rate mortgage loans will increase during a period of falling interest rates and decrease during a period of rising interest rates. CMO Floaters typically are backed by fixed rate mortgages, the prepayment rates on which generally are more sensitive to changes in interest rates than are the prepayment rates on adjustable rate mortgages. Returns of capital available for distribution by the Fund are likely to be greater during a period of declining interest rates than during a period of rising interest rates. CMO Floaters are likely to experience less variation and yield to maturity in the foregoing situations than are fixed rate CMOs. In addition, CMO Floaters may have the benefit of coupon rate floors or the detriment of coupon rate caps, the beneficial or adverse effect of which may be magnified as prepayment rates fluctuate.

     No assurance can be given as to the liquidity of the market for mortgage-backed securities, including CMO Floaters. Less liquid securities may be difficult to dispose of promptly, may present difficulties in valuation and may experience greater volatility than do more liquid securities. The value of mortgage-backed securities may change because of changes in interest rates, changes in market conditions, changes in the market's perception of the creditworthiness of the Federal agency that issued or guaranteed such securities, and other factors.

     SHORT-TERM INVESTMENTS. The Fund invests its accumulated revenues and returns of capital in short-term investments until such revenues and returns of capital are distributed to the Fund's shareholders. Short-term investments are debt securities or other instruments having a remaining fixed maturity of six
(6) months or less and that are issued or guaranteed by the U.S. Government or one of its agencies or instrumentalities, and repurchase agreements involving such securities. As of December 31, 1998, approximately 10% of the Fund's net assets consisted of repurchase agreements involving U.S. Government securities.

     Securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities include Treasury securities which differ only in their interest rates, maturities and times of issuance. U.S. Government agency or instrumentalities include securities which are supported the full faith and credit of the U.S., securities that are supported by the right of the agency to borrow from the U.S. Treasury, securities that are supported by the discretionary authority of the U.S. Government to purchase certain obligations of the agency or instrumentality, and securities that are supported only by the credit of such agencies. The U.S. Government, its agencies and instrumentalities do not guarantee the market value of their securities and consequently the values of them will fluctuate.

     The Fund may enter into repurchase agreements with banks and broker-dealers under which the Fund purchases securities issued by the U.S. Government or its agencies and instrumentalities, and agrees to resell the securities at an agreed upon time and at an agreed upon price. Repurchase agreements may be considered collateralized loans by the Fund and the difference between the amount the Fund pays for the securities and the amount it receives upon resale is accrued as interest and reflected in the Fund's net income. When the Fund enters into a repurchase agreement, the value of the underlying security, including accrued interest, will be equal to or exceed the value of the repurchase agreement, and for repurchase agreements that mature in more than one day, the seller will agree that the value of the underlying security including accrued interest will continue to be at least equal to the value of the repurchase agreement.

     Risks.  When the Fund enters into repurchase agreements, it relies on the
     -----
seller to repurchase the securities. Failure to do so may result in loss for the Fund if the market value for those securities is less than the repurchase price. In the event of default by the seller of the repurchase agreement, the Fund may not have the right to the underlying security and there may be possible delays and expenses in liquidating the security purchased, resulting in a decline in its value and loss of interest. The Fund may invest in repurchase agreements having a duration of seven days or less. The Fund will not invest in repurchase agreements that mature in more than seven days.

MANAGEMENT

     Robert W. Baird & Co. Incorporated is the investment adviser to the Fund. As of December 31, 1998, Baird, through its various investment advisory departments, managed in excess of $4 billion in assets for individuals, trusts, estates, corporations and other institutional clients such as employee benefit plans and foundations. Baird is a full service broker-dealer and investment adviser providing brokerage, research, investment banking and investment advisory services to individuals, trusts, estates, corporations and other institutional clients. Under the Agreement, Baird has agreed to waive all advisory fees to which it might otherwise be entitled. Its advisory agreement with the Fund provided for a monthly fee of 1/12th of 0.50% (0.50% per annum) of the daily net assets of the Fund.

     PORTFOLIO MANAGEMENT. The day-to-day management of the Fund's portfolio is the responsibility of a committee consisting of officers of Baird, with no person or persons being primarily responsible for making recommendations to that committee.

EXPENSES

     The Fund's total annual operating expenses for fiscal year 1998 were 0.37% after fee waivers and expense reimbursements, or 0.87% without giving effect to such waivers and reimbursements. Total annual operating expenses are expected to be higher in fiscal year 1999 as a result of a smaller asset base.

SHAREHOLDER INFORMATION

     NO PURCHASES. The Fund has been closed to new investments since December 23, 1994 and is not offering its securities for sale.

     HOW TO REDEEM SHARES. You may require the Fund to redeem your shares in whole or in part at any time. Your redemption request must be made in writing and directed to:

                         Baird Mutual Funds
                         Attention:  Glen F. Hackmann
                         777 East Wisconsin Avenue
                         Milwaukee, WI  53202

     Your redemption request should specify the number of shares or dollar amount to be redeemed, your name and account number, and the additional requirements listed below that apply to the particular account.

TYPE OF REGISTRATION                   REQUIREMENTS
--------------------                   ------------
Individual, Joint Tenants,             Redemption request signed by person(s)
Sole Proprietor, Custodial             required to sign for the account, exactly
(Uniform Gift to Minors Act),          as it is registered.
General Partners

Corporations, Associations             Redemption request and a corporate
                                       resolution, signed by person(s) required to sign for the account, accompanied by signature guarantee(s).

Trusts                                 Redemption request signed by the
                                       trustee(s) with a signature guarantee.

                                       (If the trustee's name is not registered on the account, a copy of the trust document certified within the last 60 days is also required.)

     Redemption requests from shareholders in an IRA must include instructions regarding federal income tax withholding. Unless otherwise indicated, these redemptions, as well as redemptions of other retirement plans not involving a direct rollover to an eligible plan, will be subject to federal income tax withholding.

     If you are not included in any of the above registration categories (e.g. executors, administrators, conservators or guardians), you should call the transfer agent, Firstar Trust Company (414-765-4124), for further redemption instructions. Signatures need not be guaranteed unless otherwise indicated above or the proceeds of redemption are requested to be (a) sent by wire transfer, (b) sent to a person other than the registered holder or holders of the shares to be redeemed, or (c) mailed to other than the address of record, in which case each signature on the redemption request must be guaranteed by a commercial bank or trust company in the United States, a member firm of the New York Stock Exchange or other qualified guarantor. If you have a certificate for any of the shares to be redeemed, the certificate, properly endorsed or accompanied by a properly executed stock power, must accompany the request for redemption. Redemptions will not be effective or complete until all of the foregoing conditions, including receipt of all required documentation by the Baird Mutual Funds, have been satisfied.

     The redemption price is the net asset value next determined after receipt by the Baird Mutual Funds of the written request in proper form with all required documentation. See "Determination of Net Asset Value" above. The amount received will depend on the value of the investments in the Fund's portfolio at the time of determination of net asset value, and may be more or less than the cost of the shares redeemed. A check in payment for shares redeemed will be mailed to the holder no later than the seventh day after receipt by the Baird Mutual Funds of the redemption request in proper form and all required documentation. The Fund reserves the right to pay redemption proceeds with its portfolio securities.

     Pursuant to the Agreement and in order to treat all investors fairly by providing Baird as investment adviser to the Fund sufficient time to seek to obtain the best possible prices in selling portfolio securities, certain investors that as of December 23, 1994 held 20,000 or more shares of the Fund have agreed with Baird to provide Baird with at least seven (7) business days advance written notice of any intention to request redemption. Such notice automatically becomes a request for redemption prior to 1:00 p.m. Eastern time on the seventh business day after the notice is received by Baird.

     SUSPENSION OF REDEMPTIONS. The right to redeem or require repurchase of shares of the Fund will be suspended for any period during which the New York Stock Exchange is closed because of financial conditions or any other extraordinary reason and may be suspended for any period during which (a) trading on the New York Stock Exchange is restricted pursuant to rules and regulations of the Securities and Exchange Commission, (b) the Securities and Exchange Commission has by order permitted such suspension or (c) an emergency, as defined by rules and regulations of the Securities and Exchange Commission, exists as a result of which it is not reasonably practicable for the Fund to dispose of its securities or fairly to determine the value of its net assets.

     REPURCHASES THROUGH BAIRD. The Fund will also repurchase shares through Baird. The Fund will normally accept orders to repurchase shares by wire or telephone from Baird at the net asset value next computed after receipt of the order, provided the request for repurchase is received prior to the close of business on the New York Stock Exchange. Neither the Fund nor Baird will charge a fee for this transaction. Written redemption requests and other required documentation in proper form must be sent to Baird, who will then forward such documentation to the Baird Mutual Funds. A check in payment for shares repurchased will be mailed to the holder no later than the seventh day after receipt by the Baird Mutual Funds of the redemption request in proper form and all required documentation.

     INVOLUNTARY REDEMPTIONS OF SMALL ACCOUNTS. The Fund may, but is not required to, involuntarily redeem all shares in the account of any Fund shareholder who owns at the time of such redemption 500 or fewer shares of the Fund.

     REDEMPTIONS IN KIND.  The Fund may redeem shares in cash or in kind.

     DETERMINATION OF NET ASSET VALUE. The per share net asset value of the Fund is determined by dividing the total value of its net assets (meaning its assets minus its liabilities) by the total number of its shares outstanding at that time. The net asset value of the Fund will be determined as of 1:00 p.m. Eastern time on each day that the New York Stock Exchange is open for trading.

     The Fund's portfolio securities are generally valued at their market prices. In some cases, securities may be valued on the basis of valuations provided by a pricing service approved by the Fund's Board of Directors. Securities for which there are no readily available market quotations and other assets will be valued at their fair value as determined in good faith in accordance with policies approved by the Board of Directors. Valuation techniques may include the use of market quotations for similar securities, transaction prices for the same or similar securities, prices provided by broker-dealers or estimates of market values obtained from a yield and other data relating to instruments or securities with similar characteristics in accordance with procedures established in good faith by the Board of Directors, debt securities having a remaining maturity of 60 days or less when purchased and debt securities originally purchased with maturities in excess of 60 days but which currently have maturities of 60 days or less or valued at cost adjusted for amortization of premiums and accretion of discounts.

     DIVIDENDS, DISTRIBUTIONS AND TAXES. Dividends from the net investment income of the Fund are declared each day and paid monthly. Distributions of net realized gains, if any, for the Fund are declared at least once per year. All of the Fund's dividends and distributions will be paid in cash and are subject to tax.

     Dividends of net investment income will be taxed as ordinary income. Capital gain distributions may be taxed at different rates depending on the length of time the Fund has held the securities sold. Distributions made by the Fund will consist primarily of ordinary income unless portfolio securities are sold.

     OTHER INFORMATION. Fiduciary Management, Inc. is the administrator of the Fund. Firstar Bank Milwaukee, N.A. is the Fund's custodian, and Firstar Mutual Funds Services, LLP is its transfer, dividend disbursing and shareholder servicing agent.

     You will be provided at least semi-annually with a report showing the Fund's portfolio and other information and annually after the close of the Fund's September 30 fiscal year with an annual report containing audited financial statements. Inquiries may be made to the Fund in writing addressed to: The Baird Funds, Inc., Attention: Glen F. Hackmann, 777 East Wisconsin Avenue, Milwaukee, WI 53202.


                                     PART B

         INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION


     This Statement of Additional Information relates to the Baird Adjustable Rate Income Fund (the "Fund"), a series of The Baird Funds, Inc. (the "Company"). This Statement of Additional Information is not a prospectus and should be read in conjunction with Part A of the Baird Funds, Inc. registration statement relating to the Fund which is attached hereto and dated the date hereof. This Statement of Additional Information is dated January 29, 1999.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
FUND HISTORY                                                            B-2
DESCRIPTION OF THE FUND AND ITS INVESTMENTS AND RISKS                   B-2
MANAGEMENT OF THE FUND                                                  B-7
CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES                    B-10
INVESTMENT ADVISORY AND OTHER SERVICES                                 B-11
BROKERAGE ALLOCATION AND OTHER PRACTICES                               B-13
CAPITAL STOCK AND OTHER SECURITIES                                     B-14
TAXATION OF THE FUND                                                   B-15
UNDERWRITERS                                                           B-16
FINANCIAL STATEMENTS                                                   B-16

                                 --------------

                                  FUND HISTORY

GENERAL

     The Fund is a series of The Baird Funds Inc., a Wisconsin corporation (the "Company"). The Fund commenced operations on October 1, 1992. The Fund is the only mutual fund portfolio of the Company. The Company is registered as a diversified, open-end, management investment company under the Investment Company Act of 1940 (the "1940 Act").

AGREEMENT

     The Company (on behalf of the Fund), shareholders representing approximately 99% of the Fund's outstanding shares as of August 10, 1994, and Robert W. Baird & Co. Incorporated ("Baird"), the Fund's investment adviser, entered into an Agreement (the "Agreement") that became effective on January 13, 1995. The Agreement resolved a dispute arising out of a decline in 1994 of the Fund's per share net asset value. Pursuant to the Agreement, the investment objective and certain policies of the Fund were revised and Baird made a payment of $.40 per share to the Fund with regard to all issued and outstanding shares on the date of such payment (which was made on February 10, 1995). This payment was intended to compensate the Fund for capital losses it realized.

     Under the Agreement, the Fund was permanently closed to new investments.
In addition, Baird permanently waived all future management fees. In accordance with the Agreement, the investment objective of the Fund is to hold its existing portfolio securities to maturity or until such time as sales become available at prices consistent with the ability to liquidate securities at their respective par values (i.e., the full amount of the current face value of a security),
             ----
except to the extent sales of portfolio securities are required to meet redemptions. If the sale of portfolio securities is necessary to meet redemptions or to make other distributions, the policy of the Fund is to seek, in the sole discretion of Baird, to select securities for disposition with the objective of minimizing the degree to which any such disposition will increase or decrease the average discount from par value of the remaining assets of the Fund. The Fund seeks to maximize returns of capital to shareholders by making distributions of substantially all returns of capital and revenues (subject to retention of cash or cash equivalents not to exceed the lesser of $5 million or 10% of net assets).


             DESCRIPTION OF THE FUND AND ITS INVESTMENTS AND RISKS

     The Fund's portfolio securities consist of mortgage-backed securities and short-term investments.

MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities are securities that directly or indirectly represent a participation in, or are secured by and payable from, mortgage loans secured by real property. Mortgage-backed securities include Guaranteed Government Agency Mortgage-Backed Securities and collateralized mortgage obligations.

     GUARANTEED GOVERNMENT AGENCY MORTGAGE-BACKED SECURITIES.  Mortgage-backed
     -------------------------------------------------------
securities include Guaranteed Government Agency Mortgage-Backed Securities, which represent participation interests in pools of residential mortgage loans originated by United States governmental or private lenders and guaranteed, to the extent provided in such securities, by the United States Government or one of its agencies or instrumentalities.

     Guaranteed Government Agency Mortgage-Backed Securities include those issued or guaranteed by the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). As more fully described below, these securities may include collateralized mortgage obligations.

     Fannie Mae Certificates. Fannie Mae is a federally chartered and privately owned corporation organized and existing under the Federal National Mortgage Association Charter Act. Fannie Mae was originally established in 1938 as a United States government agency to provide supplemental liquidity to the mortgage market and was transformed into a stockholder owned and privately managed corporation by legislation enacted in 1968. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae acquires funds to purchase home mortgage loans from many capital market investors that ordinarily may not invest in mortgage loans directly, thereby expanding the total amount of funds available for housing.

     Each Fannie Mae Certificate will entitle the registered holder thereof to receive amounts representing such holder's pro rata interest in scheduled principal payments and interest payments (at such Fannie Mae Certificate's pass-through rate, which is net of any servicing and guarantee fees on the underlying mortgage loans), and any principal prepayments, on the mortgage loans in the pool represented by such Fannie Mae Certificate and such holder's proportionate interest in the full principal amount of any foreclosed or otherwise finally liquidated mortgage loan. The full and timely payment of principal of and interest on each Fannie Mae Certificate will be guaranteed by Fannie Mae, which guarantee is not backed by the full faith and credit of the United States government.

     Freddie Mac Certificates. Freddie Mac is a corporate instrumentality of the United States created pursuant to the Emergency Home Finance Act of 1970, as amended (the "FHLMC Act"). Freddie Mac was established primarily for the purpose of increasing the availability of mortgage credit for the financing of needed housing. The principal activity of Freddie Mac currently consists of the purchase of first lien, conventional, residential mortgage loans and participation interests in such mortgage loans and the resale of the mortgage loans so purchased in the form of mortgage securities, primarily Freddie Mac Certificates.

     Freddie Mac guarantees to each registered holder of a Freddie Mac Certificate the timely payment of interest at the rate provided for by such Freddie Mac Certificate, whether or not received. Freddie Mac also guarantees to each registered holder of a Freddie Mac Certificate ultimate collection of all principal of the related mortgage loans, without any offset or deduction, but, generally, does not guarantee the timely payment of scheduled principal. Freddie Mac may remit the amount due on account of its guarantee of collection of principal at any time after default on an underlying mortgage loan, but not later than 30 days following (i) foreclosure sale, (ii) payment of claim by any mortgage insurer, or (iii) the expiration of any right of redemption, whichever occurs later, but in any event no later than one year after demand has been made upon the mortgagor for accelerated payment of principal. The obligations of Freddie Mac under its guarantee are obligations solely of Freddie Mac and are not backed by the full faith and credit of the United States government.

     COLLATERALIZED MORTGAGE OBLIGATIONS.  Mortgage-backed securities include
     -----------------------------------
collateralized mortgage obligations or "CMOs," which are debt obligations collateralized by mortgage loans or mortgage pass-through securities.
Typically, CMOs are collateralized by Ginnie Mae, Fannie Mae or Freddie Mac Certificates, but also may be collateralized by other mortgage-backed securities or whole loans (such collateral collectively hereinafter referred to as "Mortgage Assets"). CMOs include multiclass pass-through securities, which can be equity interests in a trust composed of Mortgage Assets. Payments of principal of and interest on the Mortgage Assets, and any reinvestment income thereon, provide the funds to pay debt service on the CMOs or make scheduled distributions on the multiclass pass-through securities. CMOs may be issued by agencies or instrumentalities of the United States government, or by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose subsidiaries of the foregoing. The issuer of a series of CMOs may elect to be treated for federal income tax purposes as a Real Estate Mortgage Investment Conduit.

     In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of a CMO, often referred to as a "tranche," is issued at a specific fixed or floating coupon rate and has a stated maturity or final distribution date. CMO Floaters are a particular type of CMO tranche. Principal prepayments on the Mortgage Assets may cause the CMOs to be retired substantially earlier than their stated maturities or final distribution dates. Interest is paid or accrues on classes of the CMOs on a monthly, quarterly or semiannual basis. The principal of and interest on the Mortgage Assets may allocate among the several classes of CMO series in innumerable ways. Generally, the more predictable the cash flow of a particular CMO class, the lower the anticipated yield at the time of issuance of the class will be. As part of the process of creating more predictable cash flows on certain CMO classes, other classes generally must be created that absorb a greater portion of the volatility in the cash flows of the Mortgage Assets. The yields on such classes generally are higher than those of CMO classes with more predictable cash flows. Because of the uncertainty of the cash flows of these classes and the sensitivity thereof to changes in prepayment rates on the Mortgage Assets, the market prices and yields on these classes tend to be more volatile.

     GENERAL.  The yield characteristics of mortgage-backed securities differ
     -------
from traditional debt securities. Among the major differences are that interest and principal payments are made more frequently, usually monthly, and that principal may be prepaid unexpectedly because the underlying mortgage loans generally may be prepaid at any time. Certain classes of CMOs are designed to be highly sensitive to changes in prepayment and interest rates and can subject the holders thereof to extreme reductions of yield and possibly loss of principal.

     No assurance can be given as to the liquidity of the market for certain mortgage-backed securities, such as CMOs. Baird will monitor the Fund's investments in such securities with particular regard to trading activity, availability of reliable price information and other relevant information.

     Interest rates on CMO Floaters are subject to periodic adjustment based on changes or multiples of changes in an applicable index. The Ten Year Constant Maturity Treasury Index ("10 Year CMT") Eleventh District Cost of Funds Index ("COFI") are some common interest rate indices.

     The Ten-Year Constant Maturity Treasury Index is the figure derived from the average weekly quoted yield on U.S. Treasury Securities adjusted to a constant maturity of ten years.

     The Eleventh District Cost of Funds Index reflects the monthly weighted average cost of funds of savings and loan associations and savings banks whose home offices are located in Arizona, California and Nevada that are member institutions of the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco"), as computed from statistics tabulated and published by the FHLB of San Francisco. The FHLB of San Francisco normally announces the Cost of Funds Index on the last working day of the month following the month in which the cost of funds was incurred. A number of factors affect the performance of the Cost of Funds Index and may cause the Cost of Funds Index to move in a manner different from indices based upon specific rates, such as the Ten Year Constant Maturity Treasury Index. To the extent that the Cost of Funds Index may reflect interest changes on a more delayed basis than other indices, in a period of rising interest rates, any increase may produce a higher yield to holders later than would be produced by such other indices, and in a period of declining interest rates, the Cost of Funds Index may remain higher than other market interest rates.

INVESTMENT RESTRICTIONS

     FUNDAMENTAL. The Fund has adopted the following investment restrictions which are matters of fundamental policy and cannot be changed without approval of the holders of the lesser of: (i) 67% of the Fund's shares present or represented at a shareholders meeting at which the holders of more than 50% of such shares are present or represented; or (ii) more than 50% of the outstanding shares of the Fund.

          1. The Fund will not purchase securities on margin, participate in a joint trading account or sell securities short (except for such short term credits as are necessary for the clearance of transactions); provided, however, that the Fund may enter into interest rate swap transactions.

          2. The Fund will not issue senior securities, except as permitted under the Investment Company Act of 1940; provided, however, that the Fund may enter into interest rate swap transactions.

          3. The Fund will not lend money (except by purchasing debt securities or entering into repurchase agreements) or lend portfolio securities.

          4. The Fund shall not, with respect to seventy-five percent (75%) of its total assets, purchase the securities of any issuer if such purchase would cause more than five percent (5%) of the value of the Fund's total assets to be invested in the securities of any one issuer (except securities of the U.S. government or any agency or instrumentality thereof), or purchase more than ten percent (10%) of the outstanding voting securities of any one issuer.

          5. The Fund will not concentrate 25% or more of the value of its total assets, determined at the time an investment is made, exclusive of U.S. government securities, in securities issued by companies primarily engaged in the same industry provided that the Fund will invest 25% or more of its total assets in mortgage-backed securities under normal market conditions.

          6. The Fund will not act as an underwriter or distributor of securities other than shares of the Fund except to the extent that the Fund's participation as part of a group in bidding, or by bidding alone, for the purchase of permissible investments directly from an issuer for the Fund's own portfolio, may be deemed to be an underwriting and except to the extent the Fund may be deemed an underwriter under the Securities Act of 1933, as amended, by virtue of disposing of portfolio securities.

          7. The Fund will not purchase any interest in any oil, gas or any other mineral exploration or development program, including any oil, gas or mineral leases.

          8. The Fund will not purchase or sell real estate, interests in real estate or real estate mortgage loans and will not make any investments in real estate limited partnerships, but the Fund may purchase and sell securities that are backed by real estate or issued by companies that invest or deal in real estate. The Fund may purchase mortgage-backed securities and similar securities in accordance with its investment objective and policies.

          9. The Fund will not borrow money except for temporary bank borrowings (not in excess of five percent (5%) of the value of its total assets) for emergency or extraordinary purposes, and will not pledge any of its assets except to secure borrowings and only to an extent not greater than ten percent (10%) of the value of the Fund's net assets; provided, however, the Fund may enter into interest rate swap transactions.

          10. The Fund will not purchase or sell commodities or commodities contracts.

     If a percentage restriction is adhered to at the time of investment, the later change in percentage resulting from a change in values or assets will not constitute a violation of any of the foregoing restrictions except with respect to the Fund's restriction on borrowing funds as set forth in Investment Restriction 9 above.

     NON-FUNDAMENTAL.   The following investment limitations are not
fundamental, and may be changed without shareholder approval or notification.

          1.   The Fund will not purchase warrants.

          2. The Fund will not purchase securities of other investments companies except as a part of a plan of merger, consolidation or reorganization approved by the shareholders of the Fund or securities of money market mutual funds investing in U.S. government securities.

          3. The Fund will not make investments for the purpose of exercising control or management of any company except that the Fund may vote portfolio securities in the Company's discretion.

          4. The Fund will not invest in securities of issuers which have a record of less than three (3) years continuous operation, including the operation of any predecessor business of a company which came into existence as a result of a merger, consolidation, reorganization or purchase of substantially all of the assets of such predecessor business.

          5. The Fund will not acquire or retain any security issued by a company, an officer or director of which is an officer or director of the Fund or an officer, director or other affiliated person of its investment adviser.


          6. The Fund will not acquire or retain any security issued by a company in which directors or officers of the Company, or directors or officers of its investment adviser, individually owning more than % of such company's securities, in the aggregate own more than 5% of the securities of such company.

          7.   The Fund will not invest in illiquid securities.

     If a percentage restriction is adhered to at the time of investment, the later change in percentage resulting from a change in values or assets will not constitute a violation of any of the foregoing restrictions.

     TURNOVER. For each of the fiscal years ended September 30, 1998 and 1997, the Fund's portfolio turnover rate was 0%. The Fund anticipates that its portfolio turnover rate will continue to be low due to changes in the Fund's investment objective and policies. The annual portfolio turnover rate indicates changes in the Fund's portfolio and is calculated by dividing the lesser of purchases or sales of portfolio securities (excluding securities having maturities at acquisition of one year or less) for the fiscal year by the monthly average of the value of the portfolio securities (excluding securities having maturities at acquisition of one year or less) owned by the Fund during the fiscal year.


                             MANAGEMENT OF THE FUND

     DIRECTORS AND OFFICERS.  Under applicable law, the Company's Board of
     ----------------------
Directors is responsible for management of the Fund and provides broad supervision over its affairs. Baird is responsible for the Fund's investment management, and the Company's officers are responsible for the Fund's operations. The directors and officers of the Company and their principal occupations during the past five years are set forth below. Unless otherwise indicated, the address of each director and officer of the Company is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Asterisks indicate those directors of the Company who are "interested persons" of the Fund by virtue of their affiliation with Baird.

                                    POSITION(S) HELD                          PRINCIPAL OCCUPATION(S)
NAME, AGE AND ADDRESS                 WITH COMPANY                              DURING PAST 5 YEARS
---------------------                -------------                            -----------------------
James D. Bell*, 59                       Director           Managing Director and a Director of Baird

Reverend Albert J. Diulio, S.J., 55      Director           Visiting Professor at Stanford University and Santa Clara University
Jesuit Community                                            (since August 1996); President of Marquette University (from 1992 to
Santa Clara University                                      July, 1996); President of Xavier University (from 1986 to 1990);
500 El Camino Real                                          Associate Dean, College of Business, Marquette University (from 1984
Santa Clara, CA  95053                                      to 1986); Director of Allen-Edmonds Shoe Company

George C. Kaiser, 66                     Director           Sole proprietor of George Kaiser & Co.; Chairman and Chief Executive
759 North Milwaukee Street                                  Officer of Hanger Tight Company; Director of Roundy's, Inc., Luitink,
Suite 608                                                   Inc., Bliss Communications, Inc., and PNS Investments; Chairman of the
Milwaukee, WI  53202                                        Board of International Retail Service Group, Ltd.

Allan H. Selig, 64                       Director           Commissioner of Major League Baseball; formerly President and Chief
777 East Wisconsin Avenue                                   Executive Officer of the Milwaukee Brewers Baseball Club, Inc.;
Suite 2010                                                  Director of Oil-Dri Corporation of America, Indus Inc., the Green
Milwaukee, WI  53202                                        Bay Packers and Marcus Corporation

Edward J. Zore*, 53                      Director           Executive Vice President of The Northwestern Mutual Life Insurance
720 East Wisconsin Avenue                                   Company; Director of Northwestern Mutual Investment Services, LLC, MGIC
Milwaukee, WI  53202                                        Investment Corporation,  Northwestern Mutual Life International,
                                                            Northwestern International Holdings, Inc., Northwestern Investment
                                                            Management Company and Northwestern Long-Term Care Insurance Company

Marcus C. Low, Jr., 61                  President           Managing Director of Baird; formerly, President of Baird Blue Chip
                                                            Fund, Inc. and Baird Capital Development Fund, Inc.

Laura H. Gough, 38                    Vice President        Senior Vice President of Baird and Director of Baird's Retirement Plan
                                                            Department; formerly, Vice President of Baird Blue Chip Fund, Inc. and
                                                            Baird Capital Development Fund, Inc.

Mary Ann Taylor, 48                   Vice President        Senior Vice President of Baird and the Director of Baird's NML Product
                                                            Marketing Department; formerly, Vice President of Baird Blue Chip Fund,
                                                            Inc. and Baird Capital Development Fund, Inc.

Glen F. Hackmann, 57             Secretary and Treasurer    Managing Director, Secretary and General Counsel and a member of the
                                                            Board of Directors of Baird; formerly, Secretary and Treasurer of Baird
                                                            Blue Chip Fund, Inc. and Baird Capital Development Fund, Inc.

     The Fund maintains a Pricing Committee consisting of directors and officers
of the Company.   The Pricing Committee oversees the pricing of the Fund's
portfolio securities pursuant to guidelines adopted by the Fund's Board of Directors.

     COMPENSATION. During the fiscal year ended September 30, 1998, the Company paid $9,950 in director fees to the Company's disinterested directors. The Company's standard method of compensating directors is to cause the Fund to pay to each disinterested director a fee of $700 for each meeting of the Board of Directors attended. In addition, the disinterested director on the Pricing Committee of the Fund is paid a fee of $250 for each committee meeting attended.

     The table below shows fees paid to Directors of the Company for the year ended September 30, 1998. The Company made no payments to its officers or directors who are affiliated with Baird.

                                   PENSION OR                      TOTAL
                                   RETIREMENT                   COMPENSATION
                                BENEFITS ACCRUED  ESTIMATED     FROM COMPANY
   NAME OF PERSON   AGGREGATE      AS PART OF       ANNUAL      AND COMPANY
    AND POSITION   COMPENSATION     COMPANY     BENEFITS UPON   COMPLEX PAID
    WITH COMPANY   FROM COMPANY     EXPENSES      RETIREMENT    TO DIRECTORS
    -----------    -----------      --------     -----------    ------------
James D. Bell,          0              0              0              0
Director

Albert J. Diulio,     $2,800           0              0            $2,800
S.J., Director

George C. Kaiser,     $4,350           0              0            $4,350
Director

Allan H. Selig,       $2,800           0              0            $2,800
Director

Edward J. Zore,         0              0              0              0
Director


              CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

     (a) As set forth below, Mutual Savings Bank owned beneficially 67.86% of the outstanding voting securities of the Fund. On the basis of its stock ownership, Mutual Savings Bank may be deemed to control the Fund. Although such stock ownership does not affect the voting rights of other shareholders of the Fund, it gives Mutual Savings Bank considerable power in determining the outcome of matters put to a vote of shareholders.

     (b) Listed below is the name, address and percent ownership of each person, who as of December 31, 1998, owned of record or, to the knowledge of the Company, beneficially 5% or more of the outstanding equity securities of the
Fund:

NAME                         ADDRESS               PERCENT OWNED
----                         -------               -------------
Robert W. BAIRD &        777 E. WISCONSIN AVENUE      99.33%
CO. INCORPORATED         MILWAUKEE, WI 53202

MUTUAL SAVINGS BANK      4949 W. BROWN DEER ROAD      67.86%*<F1>
                         MILWAUKEE, WI 53223

ABBOTSFORD STATE BANK    P.O. BOX 648                 13.75%*<F1>
                         ABBOTSFORD, WI  54405

--------------------------
*<F1> Such percentages are included in the percentage owned of record by Robert W. Baird & Co. Incorporated.

     As of December 31, 1998, the Company's officers and directors as a group (9 persons) beneficially owned less than 1% of the outstanding shares of each of the Fund and the Company.


                     INVESTMENT ADVISORY AND OTHER SERVICES

     Baird is the investment adviser to the Fund. Baird is an indirect partially-owned subsidiary of, and controlled by, The Northwestern Mutual Life Insurance Company. Baird has entered into an investment advisory agreement (the "Advisory Agreement") with the Fund pursuant to which Baird furnishes continuous investment advisory services to the Fund. During the fiscal years ended September 30, 1996, September 30, 1997 and September 30, 1998, the Fund paid no advisory fees to Baird (after fee waivers), and Baird voluntarily waived approximately $364,969, $151,500 and $109,877, respectively, of advisory fees otherwise payable. During the fiscal years ended September 30, 1996, September 30, 1997 and September 30, 1998, total operating expenses of the Fund (after Baird's fee waivers and expense reimbursements) were 0.25%, 0.31% and 0.37%, respectively, of the Fund's average net assets. Pursuant to the Agreement, Baird has agreed to waive all future advisory fees commencing January 1, 1995.

     Under the Advisory Agreement, Baird supervises and manages the investment portfolio of the Fund and, subject to such policies as the Board of Directors may determine, directs the purchase or sale of investment securities in the day-to-day management of the Fund. Baird, at its own expense and without reimbursement from the Fund, furnishes office space, and all necessary office facilities, equipment and executive personnel for managing the Fund and maintaining its organization. Baird also pays the salaries and fees of all officers and directors of the Fund (except the fees to directors who are not interested persons of the Fund).

     The Advisory Agreement between Baird and the Fund will remain in effect as long as its continuance is specifically approved at least annually, by (i) the Board of Directors of the Company, or by the vote of a majority (as defined in the Act) of the outstanding shares of the Fund, and (ii) by the vote of a majority of the directors of the Company who are not parties to the Advisory Agreement or interested persons of Baird, cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement provides that it may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the shares of the Fund on 60 days' written notice to Baird and by Baird on the same notice to the Fund and that it shall be automatically terminated if it is assigned.

     The Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under the Advisory Agreement on the part of Baird, Baird shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services thereunder, or for any losses that may be sustained in the purchase, holding or sale of any security. The Advisory Agreement also provides that Baird and its officers, directors and employees may engage in other businesses, devote time and attention to any other business whether of a similar or dissimilar nature, and render services to others.

ADMINISTRATIVE SERVICES

     Fiduciary Management, Inc. ("FMI") supervises all aspects of the Fund's operations except those performed by Baird pursuant to an Administration Agreement. FMI prepares and maintains the books, accounts and other documents required by the 1940 Act, determines the Fund's net asset value, responds to shareholder inquiries, prepares the Fund's financial statements and tax returns, prepares reports and filings with the Securities and Exchange Commission, furnishes statistical and research data, clerical, accounting and bookkeeping services and stationery and office supplies, keeps and maintains the Fund's financial accounts and records and generally assists in all aspects of the Fund's operations other than investment decisions. FMI, at its own expense and without reimbursement from the Fund, furnishes office space and all necessary office facilities, equipment and executive personnel for supervising the Fund's administrative operations. For the foregoing, FMI receives from the Fund a monthly fee of 1/12th of 0.1% (0.1% per annum) on the first $20,000,000 of the Fund's daily net assets and 1/12 of 0.05% (0.05% per annum) on the Fund's daily net assets over $20,000,000. During the fiscal years ended September 30, 1996, September 30, 1997 and September 30, 1998, the Fund paid FMI $46,631, $25,189 and $20,991, respectively, pursuant to the Administration Agreement.

     The Fund pays all of its own expenses not assumed by Baird pursuant to the Advisory Agreement or FMI pursuant to the Administration Agreement including, but not limited to, the professional costs of preparing and printing its registration statements required under the Securities Act of 1933, if any, and the 1940 Act and any amendments thereto, the expense, if any, of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost, if any, of prospectuses mailed to existing shareholders, the cost of stock certificates, director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, brokerage commissions and expenses in connection with portfolio transactions. The Fund also pays the fees of directors who are not interested persons of the Fund, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, fees and expenses of any custodian having custody of the Fund's assets, expenses of repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents, including the cost of keeping all necessary shareholder records and accounts and handling any problems related thereto. Also see Item 16(d).

     UNDERWRITER. Prior to December 27, 1994, the Fund had in place a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the "Plan") and a related Distribution Assistance Agreement with Baird. Effective December 27, 1994, the Company terminated the Distribution Plan with respect to the Fund and the related Distribution Assistance Agreement with Baird. Accordingly, the Fund makes no further payments pursuant to the Plan.

     During the fiscal years ended September 30, 1996, 1997 and 1998, the Fund paid no Baird fees pursuant to the Plan and the related Distribution Assistance Agreement. During such years Baird incurred no distribution expenses.

     CUSTODIAN AND TRANSFER, DIVIDEND DISBURSING AND SHAREHOLDER SERVICING AGENT. Firstar Bank Milwaukee, N.A., 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, acts as custodian for the Funds. Firstar Mutual Fund Services, LLC, 615 East Michigan Street, Third Floor, Milwaukee, Wisconsin 53202 serves as transfer, dividend disbursing and shareholder servicing agent for the Fund.

     ACCOUNTANTS. PricewaterhouseCoopers LLP, 100 East Wisconsin Avenue, Suite 1500, Milwaukee, Wisconsin 53202 currently serves as the independent accountants for the Fund and has so served since the Fund's commencement of operation in October 1992. As such, PricewaterhouseCoopers performs an audit of the Fund's financial statements and considers the Fund's internal control structure.


                    BROKERAGE ALLOCATION AND OTHER PRACTICES

     Over-the-counter securities may be purchased and sold directly with principal market makers or secondary market participants who retain the difference in their cost in the security and its selling price. In some instances, Baird feels that better prices are available from non-principal market makers who are paid commissions directly. The Fund did not pay any brokerage commissions during the fiscal years ended September 30, 1996, September 30, 1997 and September 30, 1998 on transactions involving securities having a total market value of $29,064,933, $22,689,038 and $2,188,299, respectively.

     Decisions to buy and sell securities for the Fund are made by Baird subject to review by the Company's Board of Directors. In placing purchase and sale orders for portfolio securities for the Fund, it is the policy of Baird to seek the best execution of orders at the most favorable price in light of the overall quality of brokerage and research services provided, as described in this and the following paragraph. In selecting brokers to effect portfolio transactions, the determination of what is expected to result in best execution at the most favorable price involves a number of largely judgmental considerations. Among these are Baird's evaluation of the broker's efficiency in executing and clearing transactions, block trading capability (including the broker's willingness to position securities) and the broker's financial strength and stability. The most favorable price to the Fund means the best net price without regard to the mix between purchase or sale price and commission, if any. Baird may allocate portfolio brokerage on the basis of whether the broker has sold or is currently selling shares of Baird Funds and may also allocate portfolio brokerage to itself, but, in each case, only if Baird reasonably believes the commissions and transaction quality are comparable to that available from other qualified brokers. Under the 1940 Act Baird is prohibited from dealing with the Fund as a principal in the purchase and sale of securities. Transactions in the over-the-counter securities market frequently involve transactions with dealers acting as principal for their own account. Baird may not serve as the Fund's dealer in connection with such transactions. Baird when acting as a broker for the Fund in any of its portfolio transactions executed on a securities exchange of which Baird is a member will act in accordance with the requirements of Section 11(a) of the Securities Exchange Act of 1934 and the rules of such exchanges. With respect to any brokerage transactions effected on a securities exchange by Baird for the Fund, any commissions received by Baird as a result thereof shall be fair and reasonable compared to the commissions received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period.

     In allocating brokerage business for the Fund, Baird also takes into consideration the research, analytical, statistical and other information and services provided by the broker, such as general economic reports and information, reports or analyses of particular issuers or industry groups, market timing and technical information, and the availability of the brokerage firm's analysts for consultation. While Baird believes these services have substantial value, they are considered supplemental to Baird's own efforts in the performance of its duties under the Advisory Agreement. Other clients of Baird may indirectly benefit from the availability of these services to Baird, and the Fund may indirectly benefit from services available to Baird as a result of transactions for other clients. The Advisory Agreement provides that Baird may cause the Fund to pay a broker which provides brokerage and research services to Baird a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting the transaction, if Baird determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker viewed in terms of either the particular transaction or Baird's overall responsibilities with respect to the Fund and the other accounts as to which it exercises investment discretion. Baird will not receive higher commissions because of research services provided.

     All brokers (if any) utilized by the Fund during the fiscal years ended September 30, 1996, 1997 and 1998 provided research services to Baird.


                       CAPITAL STOCK AND OTHER SECURITIES

     The authorized capital stock of the Company consists of 10,000,000,000 shares of Common Stock, of which 300,000,000 are allocated to the Fund. The Fund is currently the only series of the Company. Each share outstanding entitles a holder to one vote. There are no conversion or sinking fund provisions applicable to the shares of the Fund and the holders have no preemptive rights and may not accumulate their votes in the election of directors. Consequently, the holders of more than 50% of the shares of the Company are voting for the election of directors can elect for the entire Board of Directors of the Company and in such event the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board. The shares are redeemable and are transferable. All shares issued and sold by the Fund are fully paid and non-assessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. Fractional shares entitle the holder to the same rights as whole shares on a proportionate basis.

     The Wisconsin Business Corporation Law permits registered investment companies, such as the Company, to operate without an annual meeting of shareholders under specified circumstances if an annual meeting is not required by the 1940 Act. The Company has adopted the appropriate provisions in its bylaws and may, at its discretion, not hold an annual meeting in any year in which none of the following matters is required to be acted upon by the shareholders under the 1940 Act: (i) election of directors; (ii) approval of an investment advisory agreement; (iii) ratification of the selection of auditors; and (iv) approval of a distribution agreement.

     The Company's bylaws also contain procedures for the removal of directors by its shareholders. At any meeting of shareholders, duly called and at which a quorum is present, the shareholders may, by the affirmative vote of the holders of a majority of the votes entitled to be cast thereon, remove any director or directors from office and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of removed directors.

     Upon the written request of the holders of shares entitled to not less than ten percent (10%) of all the votes entitled to be cast at such meeting, the Secretary of the Company shall promptly call a special meeting of shareholders for the purpose of voting upon the question of removal of any director. Whenever ten or more shareholders of record who have been such for at least six months preceding the date of application, and who hold in the aggregate either shares having a net asset value of at least $25,000 or at least one percent (1%) of the total outstanding shares, whichever is less, shall apply to the Company's Secretary in writing, stating that they wish to communicate with other shareholders with a view to obtaining signatures to a request for a meeting as described above and accompanied by a form of communication and request which they wish to transmit, the Secretary shall within five business days after such application either: (1) afford to such applicants access to a list of the names and addresses of all shareholders recorded on the books of the Company; or (2) inform such applicants as to the approximate number of shareholders of record and the approximate cost of mailing to them the proposed communication and form of request.

     If the Secretary elects to follow the course specified in clause (2) of the last sentence of the preceding paragraph, the Secretary, upon the written request of such applicants, accompanied by a tender of the material to be mailed and of the reasonable expenses of mailing, shall, with reasonable promptness, mail such material to all shareholders of record at their addresses as recorded on the books unless within five business days after such tender the Secretary shall mail to such applicants and file with the Securities and Exchange Commission, together with a copy of the material to be mailed, a written statement signed by at least a majority of the Board of Directors to the effect that in their opinion either such material contains untrue statements of fact or omits to state facts necessary to make the statements contained therein not misleading, or would be in violation of applicable law, and specifying the basis of such opinion.

     After opportunity for hearing upon the objections specified in the written statement so filed, the Securities and Exchange Commission may, and if demanded by the Board of Directors or by such applicants shall, enter an order either sustaining one or more of such objections or refusing to sustain any of them.
If the Securities and Exchange Commission shall enter an order refusing to sustain any of such objections, or if, after the entry of an order sustaining one or more of such objections, the Securities and Exchange Commission shall find, after notice and opportunity for hearing, that all objections so sustained have been met, and shall enter an order so declaring, the Secretary shall mail copies of such material to all shareholders with reasonable promptness after the entry of such order and the renewal of such tender.


          PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED

     The Fund is closed to new investments and is not offering its securities for sale. Shares may be redeemed in the manner described in Part A.

     The net asset value of the Fund is determined as of 1:00 P.M. Eastern time on each day that the New York Stock Exchange is open for trading. The New York Stock Exchange is open for trading Monday through Friday except New Year's Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Additionally, if any of the aforementioned holidays falls on a Saturday, the New York Stock Exchange will not be open for trading on the preceding Friday and when any such holiday falls on a Sunday, the New York Stock Exchange will not be open for trading on the succeeding Monday, unless unusual business conditions exist, such as the ending of a monthly or the yearly accounting period.


                              TAXATION OF THE FUND

     The Fund intends to qualify as, and to elect to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code. Pursuant to the requirements of the Internal Revenue Code, the Fund intends to distribute substantially all of its net investment income and net realized capital gains, if any, to shareholders at least annually so as to avoid paying income and excise tax on its net investment income and net realized capital gains. For federal income tax purposes, amounts distributed by the Fund will be taxable to shareholders, except those shareholders that are not subject to tax on their income. If the Fund were to fail to qualify as a regulated investment company under the Internal Revenue Code, it would be treated as a regular corporation whose net taxable income (including dividends and net capital gains) would be subject to income tax at the corporate level and distributions to shareholders would be subject to a second tax at the shareholder level.

     The Fund may be required to withhold Federal income tax at a rate of 31% ("backup withholding") from dividend payments and redemption proceeds if a shareholder fails to furnish the Fund with his or her social security or other tax identification number and certify under penalty of perjury that such number is correct and that he or she is not subject to backup withholding due to the under- reporting of income.


                                  UNDERWRITERS

     The Fund has been closed to new investments since December 23, 1994 and is not offering its securities for sale. Baird previously served as the principal underwriter of the Fund's shares pursuant to a Distribution Agreement between Baird and the Company (on behalf of the Fund). For the fiscal years ended September 30, 1996, 1997 and 1998, Baird received no front-end sales commissions on purchases of Fund shares and no deferred sales commissions relating to the Fund.

     During the fiscal year ended September 30, 1998, Baird received the following commissions and other compensation from the Fund:

                                               FEES PURSUANT TO
                                                 THE PLAN AND
                   COMPENSATION                  DISTRIBUTION      OTHER
    UNDERWRITING  ON REDEMPTION    BROKERAGE      ASSISTANCE    (INVESTMENT
    COMMISSIONS   AND REPURCHASE  COMMISSIONS     AGREEMENT    ADVISORY FEES)
     ----------   --------------  -----------     ---------    --------------
         $0             $0             $0             $0             $0


                              FINANCIAL STATEMENTS

     The following audited financial statements and notes thereto of the Fund, together with the report of PricewaterhouseCoopers LLP thereon, are included herein:

     (a)  Report of Independent Accountants.

     (b)  Statement of Net Assets as of September 30, 1998.

     (c)  Statement of Operations for the year ended September 30, 1998.

     (d) Statements of Changes in Net Assets for the years ended September 30, 1998 and 1997.

     (e)  Financial Highlights.

     (f)  Notes to Financial Statements.

REPORT OF INDEPENDENT ACCOUNTANTS                   100 East Wisconsin Avenue
                                                    Suite 1500
                                                    Milwaukee, WI 53202

(PricewaterhouseCoopers Logo)

To the Shareholders and Board of Directors of Baird Adjustable Rate Income Fund

  In our opinion, the accompanying statement of net assets and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Baird Adjustable Rate Income Fund (the "Fund") at September 30, 1998, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended and for the year from October 1, 1992 (commencement of operations) to September 30, 1993, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at September 30, 1998 by correspondence with the custodian, provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

October 27, 1998

BAIRD ADJUSTABLE RATE INCOME FUND
STATEMENT OF NET ASSETS
September 30, 1998

   Principal                                                            Amortized           Market
     Amount                                                               Cost               Value
    --------                                                            --------            ------
LONG-TERM INVESTMENTS 99.3% (A)<F2>
              COLLATERALIZED MORTGAGE OBLIGATIONS -- 99.3% (B)<F3>
  $2,954,317  FNMA 93-101FA, 5.761%, due 06/25/08,
                (indexed to COFI plus 85bp subject to 10% cap)         $2,950,116         $2,905,387
   4,111,173  FNMA 93-107F, 5.761%, due 06/25/08,
                (indexed to COFI plus 85bp subject to 10% cap)          3,819,822          4,039,228
   5,000,000  FNMA 93-127FA, 4.08%, due 10/25/21,
                (indexed to T10Y minus 75bp subject to 9.50% cap)       4,992,192          4,746,875
   5,000,000  FNMA 92-33FPAC, 4.38%, due 03/25/22,
                (indexed to T10Y minus 45bp subject to 10% cap)         5,008,029          4,825,000
   5,000,000  FHLMC G10I, 4.84%, due 05/25/23,
                (indexed to T10Y minus 55bp subject to 9.50% cap)       4,986,908          4,607,812
                                                                      -----------        -----------
              Total long-term investments                              21,757,067         21,124,302

SHORT-TERM INVESTMENTS 0.9% (A)<F2>
              REPURCHASE AGREEMENTS -- 0.9%
     192,000  Firstar Bank Milwaukee Repurchase Agreement,
                3.50%, dated 09/30/98; maturing 10/01/98,
                (collateralized by $196,508 U.S. Treasury Note,
                7.88%, due 08/15/01)                                      192,000            192,000
                                                                      -----------        -----------
              Total short-term investments                                192,000            192,000
                                                                      -----------        -----------
              Total investments                                       $21,949,067         21,316,302
                                                                      -----------
                                                                      -----------
              Liabilities, less cash and
                receivables (0.2%) (A)<F2>                                                   (39,381)
                                                                                         -----------
              Net Assets                                                                 $21,276,921
                                                                                         -----------
                                                                                         -----------
              Net Asset Value Per Share ($0.01 par value,
                300,000,000 shares authorized),  redemption price
                ($21,276,921 / 2,437,375 shares outstanding)                                   $8.73
                                                                                         -----------
                                                                                         -----------

(a)<F2>Percentages for the various classifications relate to net assets.
(b)<F3>The coupon rate shown on adjustable rate securities represents the rate at period end.

   All coupon rates reset monthly.
 COFI = Cost of Funds Index
 T10Y = 10 Year Treasury
   bp = basis points
FHLMC = Federal Home Loan Mortgage Corp.
 FNMA = Federal National Mortgage Association

  The accompanying notes to financial statements are an integral part of this statement.


BAIRD ADJUSTABLE RATE INCOME FUND
STATEMENTOFOPERATIONS
For the Year Ended September 30, 1998

INCOME:
  Interest                                              $1,255,936
                                                        ----------
           Total income                                  1,255,936
                                                        ----------
EXPENSES:
  Management fees                                          109,877
  Professional fees                                         21,892
  Administrative services                                   20,991
  Transfer agent fees                                       12,032
  Board of Director fees                                     9,950
  Custodian fees                                             8,009
  Printing and postage expense                               3,355
  Other expenses                                             5,437
                                                        ----------
           Total expenses before management fee waiver     191,543
  Less fee waived by adviser                              (109,877)
                                                        ----------
           Net expenses                                     81,666
                                                        ----------
NET INVESTMENT INCOME                                    1,174,270
                                                        ----------
NET REALIZED LOSS ON INVESTMENTS                           (77,541)
NET DECREASE IN UNREALIZED APPRECIATION ON INVESTMENTS        (410)
                                                        ----------
NET LOSS ON INVESTMENTS                                    (77,951)
                                                        ----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS    $1,096,319
                                                        ----------
                                                        ----------

  The accompanying notes to financial statements are an integral part of this statement.

BAIRD ADJUSTABLE RATE INCOME FUND
STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended September 30, 1998 and 1997

                                                    1998           1997
                                                ------------   ------------
OPERATIONS:
 Net investment income                           $ 1,174,270    $ 1,770,920
 Net realized loss on investments                    (77,541)      (884,829)
 Net (decrease) increase in
   unrealized appreciation on investments               (410)     1,293,219
                                                ------------   ------------
     Net increase in net assets
       resulting from operations                   1,096,319      2,179,310
                                                ------------   ------------
DISTRIBUTIONS TO SHAREHOLDERS:
 Dividends from net investment income
   ($0.47 and $0.51 per share, respectively)      (1,174,270)    (1,770,920)
                                                ------------   ------------
FUND SHARE ACTIVITIES:
 Cost of shares redeemed (357,373 and
   2,602,800 shares, respectively)                (3,126,266)   (22,694,642)
                                                ------------   ------------
     Net decrease in net assets
       derived from Fund share activities         (3,126,266)   (22,694,642)
                                                ------------   ------------
     TOTAL DECREASE                               (3,204,217)   (22,286,252)
NET ASSETS AT THE BEGINNING OF THE YEAR           24,481,138     46,767,390
                                                ------------   ------------
NET ASSETS AT THE END OF THE YEAR               $ 21,276,921   $ 24,481,138
                                                ------------   ------------
                                                ------------   ------------


  The accompanying notes to financial statements are an integral part of these statements.

BAIRD ADJUSTABLE RATE INCOME FUND
FINANCIAL HIGHLIGHTS
(Selected Data for each share of the Fund outstanding throughout each year)

                                                                                                                FOR THE YEAR FROM
                                                                                                               OCTOBER 1, 1992*<F4>
                                                            FOR THE YEARS ENDED SEPTEMBER 30,                    TO SEPTEMBER 30,
                                           ------------------------------------------------------------------
                                            1998           1997           1996           1995           1994           1993
                                           -------        -------        -------        -------        -------        -------
PER SHARE OPERATING
  PERFORMANCE:
Net asset value, beginning of year          $ 8.76         $ 8.66         $ 8.60         $ 9.07         $ 9.95         $10.00
Income from investment operations:
   Net investment income                      0.47           0.51           0.50           0.59           0.47           0.46
   Net realized and unrealized gain
     (loss) on investments                   (0.03)          0.10           0.06           0.14          (0.88)         (0.05)
                                           -------        -------        -------        -------        -------        -------
Total from investment operations              0.44           0.61           0.56           0.73          (0.41)          0.41
Capital contribution from
  Robert W. Baird & Co. Incorporated            --             --             --           0.39             --             --
Less distributions:
   Dividends from net
     investment income                       (0.47)         (0.51)         (0.50)         (0.59)         (0.47)         (0.46)
   Distribution from net realized gains         --             --             --             --          (0.00)            --
   Return of capital distribution               --             --             --         (1.00)             --             --
                                           -------        -------        -------        -------        -------        -------
Total from distributions                     (0.47)         (0.51)         (0.50)         (1.59)         (0.47)         (0.46)
                                           -------        -------        -------        -------        -------        -------
Net asset value, end of year                $ 8.73         $ 8.76         $ 8.66         $ 8.60         $ 9.07         $ 9.95
                                           -------        -------        -------        -------        -------        -------
                                           -------        -------        -------        -------        -------        -------
TOTAL INVESTMENT RETURN****<F7>               5.1%           7.2%           6.7%          12.8%         (4.3%)           4.2%
RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (in 000's $)        21,277         24,481         46,767         89,805        167,419        142,287
Ratio of expenses (after waiver
  and/or reimbursement)
  to average net assets**<F5>                0.37%          0.31%          0.25%          0.29%          0.51%          0.38%
Ratio of net investment income
  to average net assets*** <F6>              5.34%          5.86%          5.85%          6.37%          4.82%          4.31%
Portfolio turnover rate                       0.0%           0.0%           0.0%           3.6%         143.8%          79.4%

 *<F4>    Commencement of operations.
 **<F5> Computed after giving effect to adviser's expense limitation undertaking. If the Fund had paid all of its expenses, the ratios would have been 0.87%, 0.81%, 0.75%, 0.72%, 0.95% and 1.07%, respectively, for the years ended September 30, 1998, 1997, 1996, 1995, 1994 and 1993.
 ***<F6> The ratio of net investment income prior to adviser's expense limitation undertaking to average net assets for the years ended September 30, 1998, 1997, 1996, 1995, 1994 and 1993 would have been
          4.84%, 5.35%, 5.35%, 5.94%, 4.38% and 3.62%, respectively.
 ****<F7> Total return does not include the sales load which existed when the Fund was open to new investments. The total return for the year ended September 30, 1995 is computed after giving effect to the capital contribution from Robert W. Baird & Co. Incorporated. If the Fund had not received this capital contribution, the total return would have been 8.4% for the year ended September 30, 1995.

  The accompanying notes to financial statements are an integral part of this statement.
BAIRD ADJUSTABLE RATE INCOME FUND
NOTES TO FINANCIAL STATEMENTS
September 30, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- The following is a summary of significant accounting policies of the Baird Adjustable Rate Income Fund (the "Fund"), a portfolio of The Baird Funds, Inc. (the "Company"), which is registered as a diversified open-end management investment company under the Investment Company Act of 1940. The Company was incorporated under the laws of Wisconsin on June 26, 1992 and the Fund commenced operations on October 1, 1992. In accordance with the terms of the Agreement discussed in Note 1(a), the Fund was closed to new investments effective December 23, 1994. The investment objective of the Fund is to hold its existing portfolio securities to maturity or until such time as sales become available at prices consistent with the ability to liquidate securities at their respective par values except to the extent sales of assets are required to meet redemptions.

(a) Securities for which market quotations are readily available are valued at the most recent bid price. Securities for which there are no readily available market quotations and other assets are valued at their fair value as determined in good faith in accordance with policies approved by the Company's Board of Directors. Valuation techniques may include the use of market quotations for similar securities, transaction prices for the same or similar securities, prices provided by broker-dealers or estimates of market values obtained from yield and other data relating to instruments or securities with similar characteristics in accordance with procedures established in good faith by the Board of Directors.

        Debt securities having a remaining maturity of sixty days or less when purchased and debt securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at cost adjusted for amortization of premiums and accretion of discounts.

          Effective January 13, 1995, Robert W. Baird &Co. Incorporated ("RWB") and shareholders representing approximately 99% of the Fund's shares outstanding as of August 10, 1994 entered into an agreement ("Agreement") resolving a dispute arising out of the 1994 decline in the Fund's per share net asset value. In accordance with the terms of the Agreement, RWB made a payment of $4,616,549 ($0.40 per share on the funding date, February 10, 1995) directly to the Fund on behalf of the Fund shareholders to compensate the Fund for capital losses realized by the Fund. The payment was credited directly to the Fund's additional paid-in capital. Legal expenses incurred by the Fund in conjunction with the Agreement totaling $126,878 or $0.01 per share were also charged directly against additional paid-in capital. This net contribution of $4,489,671 was treated as a capital gain for tax purposes.

(b) Premiums and discounts on Collateralized Mortgage Obligations held by the Fund are amortized to weighted average life. Premiums and discounts on other securities are amortized to maturity. For financial reporting purposes, investment transactions are recorded on trade date. Cost amounts, as reported in the statement of net assets, are the same for Federal income tax purposes.

(c)  Net realized gains and losses are computed on the identified cost basis.

(d) Provision has not been made for Federal income taxes since the Fund has elected to be taxed as a "regulated investment company" and intends to distribute substantially all net investment company taxable income and net capital gains to its shareholders and otherwise comply with the provisions of the Internal Revenue Code applicable to regulated investment companies. The Fund has $8,221,605, $1,062,523, $1,740,857 and $578,247 of net capital losses which expire September 30, 2003, 2004, 2005 and 2006, respectively. The Fund has $41 of post-October losses. These amounts may be used to offset capital gains in future years to the extent provided by tax regulations.

(e) Dividend income (if any) is recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

(f) Generally accepted accounting principles require that permanent differences between income for financial reporting and tax purposes be reclassified in the capital accounts.

(g) The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(2) INVESTMENT ADVISER AND MANAGEMENT AGREEMENT AND TRANSACTIONS WITH RELATED PARTIES -- The Fund has a management agreement with RWB, with whom certain officers and directors of the Fund are affiliated, to serve as investment adviser and manager. Under the terms of the management agreement, the Fund was to pay RWB a monthly management fee at the annual rate of 0.50% of the daily net assets of the Fund. In accordance with the terms of the Agreement, RWB has permanently waived all future management fees due from the Fund effective January 1, 1995. For the year ended September 30, 1998, RWB waived $109,877 of management fees.

  During the year ended September 30, 1998, the Company was advised that the Fund did not pay any brokerage fees to RWB on the execution of purchases and sales of portfolio securities.

(3) DISTRIBUTION TO SHAREHOLDERS -- Dividends from net investment income for the Fund are declared daily and paid monthly. Distributions of net realized gains, if any, for the Fund, will be declared at least once a year.

  In accordance with the terms of the Agreement, the Fund will seek to maximize returns of capital to investors by making distributions of substantially all returns of capital and revenues (subject to retention of cash or cash equivalents not to exceed the lesser of $5,000,000 or 10% of net assets). Such a return of capital distribution was not paid for the year ended September 30, 1998.

(4) INVESTMENT TRANSACTIONS -- For the year ended September 30, 1998, purchases and proceeds from sales of investment securities of the Fund (excluding short-term securities) were $- 0 - and $2,188,299, respectively.

(5) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES -- As of September 30, 1998, liabilities of the Fund included the following:

      Other liabilities                               $12,675

(6) SOURCES OF NET ASSETS -- As of September 30, 1998, the sources of net assets were as follows:

      Fund shares issued and outstanding                $  33,512,959
      Net unrealized depreciation on investments             (632,765)
      Accumulated net realized loss on investments        (11,603,273)
                                                        -------------
                                                        $  21,276,921
                                                        -------------
                                                        -------------

  Aggregate net unrealized depreciation as of September 30, 1998 consisted of the following:

      Aggregate gross unrealized appreciation            $    219,406
      Aggregate gross unrealized depreciation                (852,171)
                                                        -------------
      Net unrealized depreciation                        $   (632,765)
                                                        -------------
                                                        -------------


                         BAIRD LOGO)
                         A NORTHWESTERN MUTUAL COMPANY

                       Robert W. Baird & Co. Incorporated
                  777 E. Wisconsin Avenue, Milwaukee, WI 53202
                  Phone 414 765-3500. Toll Free 1-800-RW-BAIRD
                   (c)1998 Robert W. Baird & Co. Incorporated


                                     PART C

                               OTHER INFORMATION

Item 23.

     (a) Articles of Incorporation (Incorporated by reference to Exhibit 1 of the Company's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

     (b) Bylaws (Incorporated by reference to Exhibit 2 of the Company's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

     (c)  Specimen Stock Certificate of the Fund (Incorporated by reference to
Exhibit 4.1 of Pre-Effective Amendment No. 1 of the Company's Registration Statement on Form N-1A (File No. 811-6714) filed September 10, 1992.)

     (d) Investment Advisory Agreement of the Fund (Incorporated by reference to Exhibit 5.1 of the Company's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

     (e)  Not applicable

     (f)  None

     (g) Custodian Agreement with Firstar Trust Company (Incorporated by reference to Exhibit 8 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

     (h)(1)    Administration Agreement (Incorporated by reference to Exhibit
9.1 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

     (h)(2) Transfer Agent Agreement with Firstar Trust Company (Incorporated by reference to Exhibit 9.2 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

     (i)  Not applicable

     (j)  Not applicable

     (k)  Not applicable

     (l) Subscription Agreement for Baird Adjustable Rate Income Fund (Incorporated by reference to Exhibit 13.2 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

     (m)  None.

     (n)  Financial Data Schedule for the Fund.

Item 24.  Persons Controlled by or under Common Control with the Fund.
          ------------------------------------------------------------

     The Fund is not controlled by any person. The Fund neither controls any person nor is under common control with any person. However, Mutual Savings Bank beneficially owns 67.86% of the outstanding shares of the Fund and may be deemed to control the Fund.

Item 25.  Indemnification.
          ----------------

     The Wisconsin Business Corporation Law and Article VII of the Company's Bylaws provide for the indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

     The Bylaws provide that any director, officer, agent or employee of the Company and any person similarly serving another enterprise at the request of the Company is entitled to indemnification against expenses, judgments, fines and amounts paid in settlement reasonably incurred in any threatened, pending or completed proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided that the Company may not indemnify any such person in relation to matters to which such person shall be adjudged in such action, suit or proceeding to be liable for gross negligence, willful misfeasance, bad faith or reckless disregard of the duties and obligations involved in the conduct of his office. Unless ordered by a court, the determination that indemnification of an individual is proper is to be made by
(i) the board of directors, by a majority vote of a quorum which consists of directors who were not parties to the action, suit or proceeding nor interested persons of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940; or (ii) if the required quorum is not obtainable or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

     Expenses, including attorney's fees, incurred in the preparation of and/or presentation of the defense of a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding in accordance with the requirements of the Wisconsin Business Corporation Law and the Securities and Exchange Commission. The current requirements are: (i) the indemnitee must undertake to repay such amount unless it shall ultimately be determined that the indemnitee is entitled to indemnification; and (ii) any of the following is made a condition of the advance: (A) the indemnitee shall provide a security for his undertaking; (B) the Company shall be insured against losses arising by reason of any lawful advances; or (C) a majority of a quorum of the disinterested non-party directors of the Company, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee will be found entitled to indemnification.

     Notwithstanding the foregoing, Section 180.0851 of the Wisconsin Business Corporation Law provides for mandatory indemnification (a) if a director, officer, employee or agent was successful on the merits or otherwise in the defense of a proceeding, and (b) if the director, officer, employee or agent was not successful on the merits or otherwise by the liability incurred was not the result of a breach or failure to perform a duty which constituted any of the following: (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest; (2) a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (3) a transaction from which the director, officer, employee or agent derived an improper personal benefit; or (4) willful misconduct.

     Insofar as indemnification for and with respect to liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities Act of 1933 registered under the Securities Act of 1933, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 26.  Business and Other Connections of Investment Adviser.
          -----------------------------------------------------

     Robert W. Baird & Co. Incorporated ("Baird") is investment adviser for the Fund. Information regarding the business of Baird is incorporated by reference to Part A and Part B. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of Baird reference is made to Baird's current Form ADV (File No. 801-7571) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

Item 27.  Principal Underwriters.
          -----------------------

     (a) None. The Fund is closed to new investments and is not offering its securities for sale. Robert W. Baird & Co. Incorporated, the Fund's investment adviser, previously served as the principal underwriter for the Fund.

     (b)  Not applicable.

     (c)  Not applicable.

Item 28.  Location of Accounts and Records.
          ---------------------------------

     All accounts, books, or other documents required to be maintained by
Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are in the physical possession of the Company's Secretary, Glen F. Hackmann, at the Company's corporate offices, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or Fiduciary Management, Inc. at its offices at 225 East Mason Street, Milwaukee, Wisconsin 53202.

Item 29.  Not applicable.

Item 30.  Not applicable.

                                   SIGNATURES

    Pursuant to the requirements of the Investment Company Act, the Company has duly cause this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milwaukee and State of Wisconsin on the 29th day of January, 1999.

                                   THE BAIRD FUNDS, INC.

                                   By:----------------------------------------
                                      Glen F. Hackman, Secretary and Treasurer


                                 EXHIBIT INDEX


EXHIBIT NO.                         EXHIBIT                       PAGE NO.
----------                          -------                       --------
(a)            Registrant's Articles of Incorporation                *<F8>
(b)            Registrant's Bylaws                                   *<F8>
(c)            Specimen Stock Certificate of Baird Adjustable
               Rate Income Fund                                      *<F8>
(d)            Investment Advisory Agreement of Baird
               Adjustable Rate Income Fund                           *<F8>
(e)            Not applicable
(f)            None
(g)            Custodian Agreement with Firstar Trust Company        *<F8>
(h)(1)         Administration Agreement                              *<F8>
(h)(2)         Transfer Agent Agreement with Firstar Trust Company   *<F8>
(i)            Not applicable
(j)            Not applicable
(k)            Not applicable
(l)            Subscription Agreement for Baird Adjustable
               Rate Income Fund                                      *<F8>
(m)            None
(n)            Financial Data Schedule for Baird Adjustable
               Rate Income Fund

*<F8> Incorporated by reference.